ITEM 77c -SHAREHOLDER MEETING RESULTS

Shareholder Meeting Results

A Special Meeting of Shareholders of Liberty U.S. Government Money Market Trust was held on June 25, 1999. On April 27, 1999 the record date for shareholders voting at the meeting, there were 630,812,043 total outstanding shares. The following items were considered by shareholders and the results of their voting were as follows:

					Abstentions and		Withheld
Authority
Agenda Item	For	Against		Broker Non-Votes		to Vote

1.  Election of Trustees *:

Thomas G. Bigley
	       390,668,487
										9,052,351

John F. Cunningham
	      390,758,539							8,962,299

Charles F. Mansfield, Jr.
	      390,732,116							8,988,722

John E. Murray, Jr., S.J.D.
	      390,793,187							8,927,651

John S. Walsh
	     390,735,362							8,985,476


2.	To ratify the selection of Arthur Andersen LLP as the fund's independent auditors:

                     383,254,884     2,037,868        14,428,084

3.	To approve a proposed Agreement and Plan of Reorganization
between the fund and Money
Market Obligations Trust, on behalf of its series, Liberty U.S. Government Money Market Trust (the "New Fund"), whereby the New Fund would acquire all of the assets of the fund in exchange for shares of the New Fund to be distributed pro rata by the fund to its shareholders in complete liquidation and termination of the fund.

	      320,916,384	   12,852,314	65,952,140
_______________________________________________________________________
* The following Trustees continued their terms as Trustees: John F. Donahue, John T. Conroy, Jr.,
Nicholas P. Constantakis, J. Christopher Donahue, Lawrence D. Ellis, M.D., Peter E. Madden and Marjorie P. Smuts.






ITEM 77M MERGERS


This filing relates to an Agreement and Plan of Reorganization between Liquid Cash Trust and Money Market Obligations Trust, whereby Money Market Obligations Trust acquired all of the assets of Liquid Cash Trust in exchange for shares of Money Market Obligations Trust to be distributed pro rata by Liquid Cash Trust to its shareholders in complete liquidation and termination Liquid Cash Trust. As a result, effective June 25, 1999, each shareholder of Liquid Cash Trust became the owner of Money Market Obligations Trust shares having a total net asset value equal to the total net asset value of his or her holdings in Liquid Cash Trust on the date of the reorganization.

The Agreement and Plan of Reorganization providing for the transfer of the assets of Liquid Cash Trust to Money Market Obligations Trust was approved by the Board of Trustees at their Regular Meeting held on April 15,1999, and was also approved by shareholders at a Special Meeting of Shareholders of Liquid Cash Trust held on June 25, 1999.

An Agreement and Plan of Reorganization concerning this acquisition is hereby incoporated by reverence from the definitive Prospectus/Proxy Statement filed on May 7, 1999. (File Nos. 2-67655 & 811-3057)



ITEM 77M MERGERS

This filing relates to an Agreement and Plan of Reoganization between Liberty U.S. Government Money Market Trust and Money Market Obligations Trust, whereby Money Market Obligations Trust to be distributed pro rata by liberty U.S. Government Money Market Trust ot its shareholders in complete liquidation and termination Liberty U.S. Government Money Market Trust. As a result, effective June 25,1999, each shareholder of Liberty U. S. Government Money Market Trust became the owner Money Market Obligations Trust shares having a total net asset valeu equal to the total net asset value of his or her holdings in Liberty U.S. Government Money Market Trust on the date of the reoganization.

The Areement and Plan of Reorganization providing for the transfer of the assets of Liberty U.S. Government Money Market Trust to Money Market Obligations Trust was approved by the Board of Trustees at their Regular Meeting Held on April 15,1999 and was also approved by shareholders at a Special Meeting of Shareholders of Liberty U.S. Government Money Market Trust held on June 25, 1999.

An Agreemnet and Plan concerting this acuistion is hereby incorporated by reverence form the definitive Prospectus/Proxy Statement filed on May 7, 1999. (File Nos. 2-65447 & 811-2956)